Exhibit 99.1

News Release
Sunoco LP Announces Fourth Quarter and Full Year 2023 Financial and Operating Results

•Delivers record full year 2023 financial and operating results
•Reports fourth quarter volume of over 2.2 billion gallons, highest in the Partnership’s history
•Reaffirms full year 2024 Adjusted EBITDA(1)(2) guidance of $975 million to $1 billion
•Announced a series of definitive agreements in January to:
◦Acquire NuStar Energy L.P.
◦Acquire European liquid fuels terminals from Zenith Energy
◦Divest 204 convenience stores to 7-Eleven, Inc.

DALLAS, February 14, 2024 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter and year ended December 31, 2023.
Financial and Operational Highlights
For the fourth quarter of 2023, net loss was $106 million compared to net income of $55 million in the fourth quarter of 2022.
Adjusted EBITDA(1) for the fourth quarter of 2023 was $236 million compared to $238 million in the fourth quarter of 2022.
Distributable Cash Flow, as adjusted(1), for the fourth quarter of 2023 was $148 million compared to $153 million in the fourth quarter of 2022.
The Partnership sold over 2.2 billion gallons of fuel in the fourth quarter of 2023, an increase of 11% from the fourth quarter of 2022. Fuel margin for all gallons sold was 12.3 cents per gallon for the fourth quarter of 2023 compared to 12.8 cents per gallon in the fourth quarter of 2022.
For the year ended December 31, 2023, net income was $394 million compared to $475 million in 2022.
Adjusted EBITDA(1) for the year ended December 31,2023 totaled $964 million, an increase of 5% compared to $919 million in 2022.
Distributable Cash Flow, as adjusted(1), for the year ended December 31,2023 was $664 million, compared to $650 million in 2022.
For the year ended December 31, 2023, the Partnership sold approximately 8.3 billion gallons of fuel, an increase of 8% from the year ended December 31, 2022. Fuel margin for all gallons sold was 12.7 cents per gallon for the year ended December 31, 2023 compared to 12.8 cents per gallon for the year ended December 31, 2022.
Distribution
On January 25, 2024, the Board of Directors of SUN’s general partner declared a distribution for the fourth quarter of 2023 of $0.8420 per unit, or $3.3680 per unit on an annualized basis. The distribution will be paid on February 20, 2024 to common unitholders of record on February 7, 2024.
Liquidity and Leverage
At December 31, 2023, SUN had approximately $400 million of borrowings against its revolving credit facility and other long-term debt of $3.2 billion. The Partnership maintained liquidity of approximately $1.1 billion at the end of the quarter under its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 3.7 times at the end of the fourth quarter.
Capital Spending
SUN's total capital expenditures for the fourth quarter were $83 million, which included $50 million for growth capital and $33 million for maintenance capital. For the full year 2023, growth capital expenditures were $145 million and maintenance capital expenditures were $70 million.
Recent Developments
•On January 22, 2024, the Partnership announced its entry into a definitive agreement to acquire NuStar Energy L.P. in an all equity unit-for-unit exchange valued at $7.3 billion. The transaction is expected to close in the second quarter of 2024, subject to customary closing conditions.

•On January 11, 2024, the Partnership announced that it will acquire liquid fuels terminals in Amsterdam, Netherlands and Bantry Bay, Ireland from Zenith Energy for €170 million including working capital. The transaction is expected to close in the first quarter of 2024, subject to customary closing conditions.
•On January 11, 2024, SUN announced its entry into a definitive agreement for the sale of 204 convenience stores to 7-Eleven, Inc. for approximately $1.0 billion. The transaction is expected to close in the middle of 2024, subject to customary closing conditions.
2024 Business Outlook
The Partnership expects full year 2024 Adjusted EBITDA(1)(2) to be between $975 million and $1 billion. This guidance range excludes the impact of the pending acquisition of NuStar Energy L.P.
SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.
Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, February 14, 2024 at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.sunocolp.com under Webcasts and Presentations.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.sunocolp.com
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Alexis Daniel, Manager – Communications
(214) 981-0739, alexis.daniel@sunoco.com
– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$29	$82
Accounts receivable, net	856	890
Accounts receivable from affiliates	20	15
Inventories, net	889	821
Other current assets	133	175
Total current assets	1,927	1,983

Property and equipment	2,970	2,796
Accumulated depreciation	(1,134)	(1,036)
Property and equipment, net	1,836	1,760
Other assets:
Operating lease right-of-use assets, net	506	524
Goodwill	1,599	1,601
Intangible assets, net	544	588
Other non-current assets	290	245
Investments in unconsolidated affiliates	124	129
Total assets	$6,826	$6,830
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$828	$966
Accounts payable to affiliates	170	109
Accrued expenses and other current liabilities	353	310
Operating lease current liabilities	22	21
Total current liabilities	1,373	1,406

Operating lease non-current liabilities	511	528
Long-term debt, net	3,580	3,571
Advances from affiliates	102	116
Deferred tax liabilities	166	156
Other non-current liabilities	116	111
Total liabilities	5,848	5,888
Commitments and contingencies
Equity:
Limited partners:
Common unitholders (84,408,014 and 84,054,765 units issued and outstanding as of December 31, 2023 and 2022, respectively)	978	942
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of December 31, 2023 and 2022)	—	—
Total equity	978	942
Total liabilities and equity	$6,826	$6,830

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022		2023	2022
Revenues:
Motor fuel sales	$5,506	$5,793		$22,525	$25,216
Non motor fuel sales	97	88		392	370
Lease income	38	37		151	143
Total revenues	5,641	5,918	5,918	23,068	25,729
Cost of sales and operating expenses:
Cost of sales	5,492	5,647		21,703	24,350
General and administrative	34	34		126	120
Other operating	94	88		356	338
Lease expense	17	16		68	63
Loss (gain) on disposal of assets	1	(5)		(7)	(13)
Depreciation, amortization and accretion	46	42		187	193
Total cost of sales and operating expenses	5,684	5,822	5,822	22,433	25,051
Operating income (loss)	(43)	96		635	678
Other income (expense):
Interest expense, net	(55)	(47)		(217)	(182)
Other income, net	—	1		7	1
Equity in earnings of unconsolidated affiliates	1	1		5	4
Income (loss) before income taxes	(97)	51		430	501
Income tax expense (benefit)	9	(4)		36	26
Net income (loss) and comprehensive income (loss)	$(106)	$55		$394	$475

Net income (loss) per common unit:
Common units - basic	$(1.50)	$0.42		$3.70	$4.74
Common units - diluted	$(1.50)	$0.42		$3.65	$4.68

Weighted average limited partner units outstanding:
Common units - basic	84,139,599	83,836,166		84,081,083	83,755,378
Common units - diluted	84,139,599	84,925,646		85,093,497	84,803,698

Cash distribution per unit	$0.8420	$0.8255		$3.3680	$3.3020

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
The key operating metrics by segment and accompanying footnotes set forth below are presented for the three months and years ended December 31, 2023 and 2022 and have been derived from our historical consolidated financial statements.

	Three Months Ended December 31,
	2023				2022
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except profit per gallon)
Revenues:
Motor fuel sales	$5,354	$152	$5,506		$5,630	$163	$5,793
Non motor fuel sales	39	58	97		29	59	88
Lease income	35	3	38		33	4	37
Total revenues	$5,428	$213	$5,641		$5,692	$226	$5,918
Cost of sales:
Motor fuel sales	$5,324	$140	$5,464		$5,477	$139	$5,616
Non motor fuel sales	7	21	28		3	28	31
Lease	—	—	—		—	—	—
Total cost of sales	$5,331	$161	$5,492		$5,480	$167	$5,647
Net income (loss) and comprehensive income (loss)			$(106)				$55
Adjusted EBITDA (1)	$210	$26	$236		$183	$55	$238
Operating Data:
Total motor fuel gallons sold			2,202				1,979
Motor fuel profit cents per gallon (2)			12.3	¢			12.8	¢

	Year Ended December 31,
	2023				2022
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except profit per gallon)
Revenues:
Motor fuel sales	$21,908	$617	$22,525		$24,508	$708	$25,216
Non motor fuel sales	148	244	392		140	230	370
Lease income	139	12	151		132	11	143
Total revenues	$22,195	$873	$23,068		$24,780	$949	$25,729
Cost of sales:
Motor fuel sales	$21,007	$572	$21,579		$23,585	$634	$24,219
Non motor fuel sales	27	97	124		27	104	131
Lease	—	—	—		—	—	—
Total cost of sales	$21,034	$669	$21,703		$23,612	$738	$24,350
Net income and comprehensive income			$394				$475
Adjusted EBITDA (1)	$853	$111	$964		$807	$112	$919
Operating Data:
Total motor fuel gallons sold			8,342				7,720
Motor fuel profit cents per gallon (2)			12.7	¢			12.8	¢

The following table presents a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA to Distributable Cash Flow, as adjusted, for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(dollars in millions)
Net income (loss) and comprehensive income (loss)	$(106)	$55	$394	$475
Depreciation, amortization and accretion	46	42	187	193
Interest expense, net	55	47	217	182
Non-cash unit-based compensation expense	4	2	17	14
(Gain) loss on disposal of assets	1	(5)	(7)	(13)
Unrealized (gain) loss on commodity derivatives	(10)	18	(21)	21
Inventory adjustments	227	76	114	(5)
Equity in earnings of unconsolidated affiliates	(1)	(1)	(5)	(4)
Adjusted EBITDA related to unconsolidated affiliates	2	3	10	10
Other non-cash adjustments	9	5	22	20
Income tax expense (benefit)	9	(4)	36	26
Adjusted EBITDA	$236	$238	$964	$919

Adjusted EBITDA (1)	$236	$238	$964	$919
Adjusted EBITDA related to unconsolidated affiliates	(2)	(3)	(10)	(10)
Distributable cash flow from unconsolidated affiliates	1	3	7	8
Cash interest expense	(53)	(47)	(210)	(176)
Current income tax (expense) benefit	(4)	(6)	(23)	2
Transaction-related income taxes	—	—	—	(42)
Maintenance capital expenditures	(33)	(33)	(70)	(54)
Distributable Cash Flow	145	152	658	647
Transaction-related expenses	3	1	6	3
Distributable Cash Flow, as adjusted (1)	$148	$153	$664	$650

Distributions to Partners:
Limited Partners	$71	$69	$284	$277
General Partners	19	18	76	72
Total distributions to be paid to partners	$90	$87	$360	$349
Common Units outstanding - end of period	84.4	84.1	84.4	84.1
___________________________

(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)     Excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.